Exhibit 99.1

PRESS CONTACT:
Kathleen Shanahan or Alissa Vasilevskis	Whitney Cubbison
Wind River	Bite Communications
510-749-2528 or 510-749-2338	415-365-0222
windriverpr@windriver.com	windriver@bitepr.com
www.windriver.com

INVESTOR CONTACT:
Mike Zellner	Tyler Painter
Wind River	Wind River
Chief Financial Officer	Treasurer & Investor Relations
510-749-2750	510-749-2551
mike.zellner@windriver.com	tyler.painter@windriver.com

WIND RIVER NAMES KEN KLEIN CEO
And
CHAIRMAN OF THE BOARD

Alameda, Calif.—November 5, 2003—Wind River Systems, Inc. (Nasdaq:WIND), the worldwide market leader in embedded software and services, today announced that Ken Klein will be appointed president, chief executive officer and chairman of the board, effective January 5, 2004. Klein joined Wind River’s board of directors on July 24, 2003 and currently serves as chief operating officer and board member of Mercury Interactive Corporation, the global leader in software for business technology optimization (BTO). He brings more than 20 years of extensive leadership experience in the software industry to Wind River.

As CEO, Klein plans to further extend Wind River’s leadership position by expanding customer and partner initiatives, continuing to drive the market shift from in-house development to commercial software adoption and delivering innovative, leading-edge products. Simultaneously, Klein will leverage his extensive operations expertise to drive increased efficiencies throughout the company.

“Ken brings the vision, aggressive energy and operational expertise Wind River needs for our next stage of growth and evolution,” stated Naren Gupta, interim CEO and vice-chairman of the board for Wind River. “His leadership, proven track record and extensive experience building software companies made him the leading candidate in our search and the perfect fit for Wind River. I am excited about turning the reigns over to Ken in January and look forward to the value he will bring to our customers, employees and shareholders.”

“I have tremendous faith in Ken’s proven abilities and believe he will do a great job leading Wind River through the next phase of the company’s growth,” stated Jerry Fiddler, chairman and co-founder for Wind River. “Continuing in my role as an active member of Wind River’s board, I look forward to working closely with Ken to further Wind River’s leadership position in the embedded industry.”

Currently, Klein is serving as chief operating officer and board member for Mercury Interactive Corporation, where he has been instrumental in leading the company for more than 11 years. During his tenure, Mercury grew from a start-up company to more than $500 million in annualized revenue run rate. Prior to joining Mercury Interactive, Klein served in various roles at Interactive Development Environments, Daisy Systems and Hughes Aircraft Company. Klein also serves on the boards of Mercury Interactive, Tumbleweed Communications and the University of Southern California’s School of Engineering.

“Since July I’ve had the opportunity to work with Wind River’s talented, passionate leadership team providing me with insight into the company’s vision, strategy and execution,” said Klein. “Momentum is building both at Wind River and in the embedded industry, and I can’t imagine a more exciting time to join the company. As the world becomes more connected, embedded systems will fuel the next wave of technology growth. I look forward to helping Wind River become the company that will enable a truly connected world.”

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About Wind River Systems, Inc.

Wind River is the worldwide leader in embedded software and services. It provides market-specific embedded platforms that integrate real-time operating systems, development tools and technologies. Wind River’s products and professional services are used in multiple markets including aerospace and defense, automotive, digital consumer, industrial, and network infrastructure. Wind River provides high-integrity technology and expertise that enables its customers to create superior products more efficiently. Companies from around the world turn to Wind River to create the most reliable products and to accelerate their time to market.

Founded in 1981, Wind River is headquartered in Alameda, California, with operations worldwide. To learn more, visit Wind River a http://www.windriver.com or call Wind River at 1-800-872-4977.